Exhibit 1.1

UNOFFICIAL TRANSLATION

BY-LAWS OF FOMENTO ECONOMICO MEXICANO, S.A.B DE C.V.

ARTICLE 1. NAME. The company shall be named “FOMENTO ECONOMICO MEXICANO”, and this name shall always be followed by the words “SOCIEDAD ANONIMA BURSATIL DE CAPITAL VARIABLE” or their abbreviation, “S.A.B. de C.V.”.

ARTICLE 2. CORPORATE PURPOSE. The purpose of the company is:

a). To incorporate, organize, promote, and establish all types of commercial and civil companies and associations, and acquire any type of shares or interest thereon.

b). To acquire, own and sell any bonds, shares, interest, or a participation in or any type of securities, as well as alienating and negotiating those securities or participation and in general to execute any type of transactions with securities.

c). To provide or receive advising services, consulting or other services regarding, industrial, accounting, financial, legal and tax matters, as well as any other matters concerning the promotion or management of companies.

d). To acquire, build, produce, import, dispose, export and, in general, negotiate with any type of industrial equipment, supplies or any other necessary elements for the pursuit of its corporate purpose or of its subsidiaries or the companies with which it has commercial relation.

e). To solicit, obtain, register, purchase, lease, assign, or in any other way use and dispose of trademarks, patents, trade names, copyrights, inventions and processes.

f). To acquire, build, lease or by any other means possess and operate all types of fixed or movable assets as well as real estate, which might be necessary or convenient to the company’s corporate purpose, as and to establish or by any other means to possess plants, workshops, warehouses, facilities, offices and agencies as well as any property necessary to pursue the company’s corporate purpose.

g). To draw, accept, subscribe, endorse or guarantee any securities; to issue bonds with or without specific guarantees, become joint and several debtor or guarantor in any form permitted by law, with respect to obligations of the company or contracted by third parties.

h). In general, to carry out all types of trade actions and execute all types of contracts and agreements, as well as transactions of any type that are convenient to pursue the aforementioned purposes.

ARTICLE 3. DURATION. The duration of the company shall be 99 (ninety nine) years, beginning on May 30, 1936, which is the date of inscription of the charter of incorporation of the company in the Public Register of Commerce, and therefore will end on the same date on the year 2035.

ARTICLE 4. DOMICILE. The domicile of the company is Monterrey, N.L., which domicile shall not be deemed to have changed if the company establishes branches or offices in any other place within the Mexican Republic or abroad.

ARTICLE 5. JURISDICTION OF INCORPORATION. The company is Mexican. Any foreigner, that at the time of incorporation of the company or thereafter acquires a participation or becomes the owner of one or more shares of the company shall be considered as Mexican with respect to that participation or ownership, and may not invoke the protection of its own government. Failure to comply with the foregoing paragraph may result in the forfeiture of such participation or ownership in favor of the Mexican State.

ARTICLE 6. CAPITAL STOCK. a). The capital stock is variable. The minimum fixed capital that may not to be withdrawn shall be the amount of $300,000,000 (Three Hundred Million Pesos). The variable portion of the capital stock shall be unlimited. All shares shall be registered, freely subscribable shares, none of which will have a face value.

b). The capital stock of the company may be represented by the following series of shares: (i) series “B” shares, ordinary, with full voting rights; (ii) series “L” shares with limited voting rights; and (iii) series “D” shares with limited voting rights, and with a right of a superior non-accumulative dividend in accordance with the following terms:

While the shares are outstanding, the series “D” shares shall grant its holders the right to receive a non-accumulative superior dividend equivalent to 125% (one hundred twenty five percent) of the dividend corresponding to the ordinary Series B shares.

c). Series “B” shares, shall at all times represent at least 51% of the capital stock of the company; series “L” shares may represent up to 25% of the capital stock of the company; and, series “D” shares either separately or jointly with the series “L” shares may represent up to 49% of the capital stock of the company. Series “D” shares may de divided in sub-series “D-L” representing up to 25% of the capital stock, and sub-series “D-B” which may represent the remaining outstanding series “D” shares.

d). Shareholders of the series “D” and “L” shares shall only have the right to vote at extraordinary shareholders’ meetings dealing with the following matters: (i) transformation of the company, other than a transformation from a company with variable capital stock to a company without variable capital stock or vice versa, (ii) merger of the company when the company is not the surviving entity, or merger, as surviving entity, with entities with different corporate purpose that the company or its subsidiaries, (iii) change of jurisdiction of incorporation, (iv) dissolution or liquidation and (v) cancellation of the registration of the series “L” shares or series “D” shares in The National Register of Securities and in other foreign stock markets where listed, except in the case of conversion of the series “D” shares as provided herein. The holders of series “D” or “L” shares shall have the right to designate board members in accordance with the provisions of article 25 of these by-laws.

Holders of series “D” and “L” shares are also entitled to vote in the extraordinary shareholders meetings that are held to consider the matters specified in subsections f) and g) of article 6 of this bylaws.

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Holders of series “D” and “L” are also entitled to vote in the matters expressly approved by the Securities Market Law.

Holders of series “D” and “L” shall have neither the right to determine the management of the company nor any other rights other than the ones expressly identified in this article 6.

e). The company may issue shares in the form of bundled units. The bundled units may represent: (i) 5 series “B” shares, or its multiples, and which shall be defined in these bylaws as “B” Units; (ii) 1 series “B” shares, 2 sub-series “D-B” shares and 2 sub-series “D-L” shares, or its multiples, and which shall be defined in these bylaws as “BD” Units; (iii) or any other share combination that shareholders decide pursuant to these bylaws.

The shares that are issued in the form of bundled units may be disposed, sold, transferred, assigned, alienated or pledged exclusively in the form of bundled units.

f). The shareholders of the company may agree that the totality of the outstanding series “D” shares be converted in series “L” shares with limited voting rights and series “B” shares, ordinary, through an extraordinary shareholders meeting pursuant to the terms of sub-section c) of these bylaws, as follows: sub-series “D-L” shares shall be converted into series “L” shares and sub-series “D-B” shares shall be converted into series “B” shares. Once the series “D-L” and “D-B” shares are converted, the capital stock of the company will be represented by ordinary series “B” shares, which shall represent at least 75% of the capital stock, and series “L” shares with limited voting rights, which may represent up to 25% of the capital stock of the company.

The conversion of sub-series “D-L” shares into series “L” shares and sub-series “D-B” shares into ordinary series “B” shares shall be effective with the passing of two years from the date in which the shareholders of the company agree their conversion, pursuant to the afore-mentioned paragraph.

g). The shareholders of the company, through an extraordinary shareholders meeting pursuant to the terms of sub-section c) of these bylaws, may agree to unbundled the shares in order for them to be exchanged for their underlying shares comprising the bundled units.

The unbundling of the shares shall be effective with the passing of two years from the date in which the shareholders of the company agree their unbundling, pursuant to the afore-mentioned paragraph.

ARTICLE 7. ISSUANCE OF SHARES WITH LIMITED VOTING RIGHTS. The limited voting series “D” and “L” shares as provided herein, shall be considered as neutral investment and shall not be calculated for the purpose of determining the amount and proportion of participation of the foreign investors in the capital of the company as permitted by the provisions of The Law of Foreign Investment and its regulations, they shall be considered to be issued in accordance with the applicable provisions of The Securities Market Law and the corresponding authorizations; shall not be subject to the restrictions of article 198 of The General Law of Commercial Companies, and shall have the limitations on corporate rights mentioned herein.

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ARTICLE 8. INCREASES OR REDUCTIONS OF CAPITAL STOCK. Increases or reductions to the minimum fixed portion of the capital stock and the resulting modification of clause third of the charter of organization and of article 6 of these by-laws shall be made by resolution of the extraordinary general shareholders meeting. In addition, in accordance with article 53 of the Mexican Securities Market Law, it will be matter for the extraordinary shareholders meeting, any capital increase approved by means of issuance of non-subscribed shares kept in treasury of the Company.

Increases or reductions of the variable portion of the capital stock shall be made by the resolution of the ordinary general shareholders meeting.

ARTICLE 9. INCREASES OF CAPITAL STOCK BY ISSUANCE OR PLACEMENT OF SHARES. The company may increase the variable part of its capital stock by issuing new shares or placing shares kept in treasury for that purpose. In the case of increases of capital stock with new shares to be paid in cash, the shareholders shall have preference to subscribe the new shares that are issued in proportion to the number of shares that they hold within the respective series. In accordance with Article 53 of the Securities Market Law, and regarding treasury shares, such shares shall only be subscribed by means of a public offer.

The right of preference must be exercised within the 15 calendar days beginning the date of publication of the corresponding notice in the Official State Gazette of the corporate domicile.

In the event that following the expiration of the term during which the shareholders shall exercise the right of preference granted in this article, not all of the shares would have been subscribed, such shares may be offered for subscription and payment, under the terms and conditions determined by the meeting that approved the capital stock increase, or under the terms established by the board of directors or the delegates appointed by the meeting for such purpose.

The right of preference referred to in this article shall not be applicable with respect to shares that are issued or held in the treasury which are to be used for: (i) merger of the company; (ii) conversion of obligations issued in accordance with The General Law of Credit Securities and Transactions; (iii), public offerings pursuant to article 53, 56 and other applicable provisions of the Securities Market Law, (iv) capital stock increases to be paid in kind or with cancellation of debt owed by the company, and (v) placement of shares of the company acquired by the same company.

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ARTICLE 10. WITHDRAWAL OF SHARES. In accordance with the provisions of article 50 of the Securities Market Law, shares representing the variable portion of the capital stock shall not have the withdrawal rights referred to in article 220 of the General Law of Commercial Companies.

ARTICLE 11. ACQUISITION OF SHARES OF THE COMPANY. The company may acquire shares representative of its own capital stock in accordance with the provisions of the Securities Market Law and with the regulations of The National Banking and Securities Commission.

ARTICLE 12. LIMITATIONS FOR CONTROLLED ENTITIES TO ACQUIRE SHARES OF THE COMPANY. In accordance with Article 56 of the Securities Market Law, companies controlled by the Company shall not acquire, directly or indirectly, shares of stock issued by the Company or other securities representing such shares. It will be exempted from this rule, acquisitions made by investment companies (sociedades de Inversión).

ARTICLE 13. REGISTER OF CHANGES IN THE CAPITAL STOCK. The company shall register all increases and decreases of its capital stock in its register for capital stock changes.

ARTICLE 14. AMORTIZATION OF SHARES. The company may redeem shares of part of its capital stock with available profits in accordance with the following rules:

a). The extraordinary shareholders’ meeting shall authorize the redemption.

b). Only fully paid shares may be redeemed.

c). The acquisition of shares to be redeemed shall be made in accordance with article 136 of The General Law of Commercial Companies.

d). No redemption of shares shall be made if, as a consequence thereof, the series “D” and/or series “L” shares exceed the maximum percentages established by article 6 of these by-laws.

e). Amortized shares shall be null and the corresponding certificates shall be canceled.

ARTICLE 15. TITLES AND CERTIFICATES. The definitive or provisional certificates representing the shares or the bundled units shall be nominative, and may cover one or more shares of the same or different series or sub-series; they shall contain the references specified in article 125 of The General Law of Commercial Companies; they shall identify the series or sub-series to which they belong; and they shall contain the text of article 5 of these by-laws and shall be signed by any two series “B” members or alternate members of the board of directors.

The signatures of the directors may be manual or facsimile thereof. When facsimile signatures are used, the original of the respective signatures shall be deposited with The Public Register of Commerce of the corporate domicile. The definitive share

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certificates shall have attached the serial numbered coupons determined by the board of directors.

The shareholders meeting approving the respective capital stock increase or the extraordinary shareholders meeting may resolve that any shares of any series or sub-series may be represented by bundled units, that without being ordinary, non-redeemable certificates of participation, may represent units and aggregate shares from the same series or from different series, in accordance with article 6 above.

ARTICLE 16. REGISTER OF SHARES. The company shall have a register of shares, and shall only consider as shareholders those appearing in such register.

ARTICLE 17. CANCELLATION OF INSCRIPTION OF SHARES. In the event of the cancellation of the inscription of the shares of the company in the National Register of Securities, either by the request of the Company with the prior consent of the extraordinary shareholders meeting and the favorable vote of the shareholders, including the shareholders with restricted votes or non-voting shares, representing 95% of the capital stock outstanding, or by a resolution of the National Banking and Securities Commission, in both cases, in accordance with the provisions of article 108 of the Securities Market Law, the Company shall effect, prior to such cancellation, a tender offer subject to the provisions of the Securities Market Law.

The Company shall affect in a trust for a period of at least 6 months from the cancellation of the shares, the necessary resources to acquire at the same price than during the tender offer, the shares of stock from the shareholders that did not participate in the tender offer.

In order to comply with the provisions of the Securities Market Law, the board of directors of the Company shall disclose to the public, its opinion with respect to the price of the tender offer.

ARTICLE 18. MEETINGS OF SHAREHOLDERS. The general shareholders’ meeting is the highest governing body of the company. Shareholders meetings may be ordinary, extraordinary or special, and they will be held at the company’s domicile.

Extraordinary meetings shall be those that are called to address:

(a) any of the matters specified in article 182 of The General Law of Commercial Companies (with the exception of increases or reductions in the variable portion of the capital stock, pursuant to article 8 hereof) and 228 bis of The General Law of Commercial Companies;

(b) the cancellation of the inscription of shares of the company in The Securities Section of The National Register of Securities or in any other domestic or foreign stock markets on which they may be registered.

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(c) The amortization by the Company of shares of its capital stock with distributable earnings and, if applicable, issuance of working shares (acciones de goce).

(d) Capital increase in accordance with article 53 of the Securities Market Law; and

(e) Any other matter in which applicable law or these by-laws require a special quorum.

All other meetings shall be ordinary. The ordinary shareholders meeting, in addition to the provisions of the General Law of Commercial Companies, will gather to approve any transaction to be entered by the Company or its control entities, within one fiscal year, if such transaction represents 20% or more of the consolidated assets of the Company based on the amounts corresponding to the end of the immediately ended quarter, regardless of the way such transactions are structured, either simultaneously or successive, but can be construed as one transaction. In such shareholders meeting, restricted or non-voting shares shall be entitled to vote during such meetings.

Special meetings shall be those that are held to address matters that could affect the rights of a particular series of shares.

ARTICLE 19. TIME AND PLACE FOR THE MEETINGS. The shareholders meetings shall be held at the corporate domicile whenever called by the board of directors, Directors through its secretary or alternate secretary; the audit and the corporate practices committees, through their respective chairman, can call a shareholders meeting.

Shareholders holding voting shares, including restricted voting shares, that individually or collectively hold 10% or more of the capital stock outstanding will be entitled to require the chairman of the board, the chairman of the audit committee or the chairman of the corporate practices committee, to call a shareholders meeting, and the percentage set forth in article 184 of the General Law of Commercial Companies shall not be applicable.

The ordinary shareholders meeting shall be held at least once a year, whenever called by the board of directors within the first four months following the end of the fiscal year.

The shareholders meeting shall be held at the request of the shareholders in any of the cases referred to in articles 184 and 185 of The General Law of Commercial Companies, and other applicable provisions of the Securities Market Law.

ARTICLE 20. SUMMONS. The first calls for shareholders’ meetings shall be published in the Official State Gazette of the corporate domicile or at least in one of the newspapers with a broad circulation in said domicile, at least 15 days prior to the date set for the meeting and with at least 8 days on second or subsequent call.

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The notices for shareholders’ meetings shall comply with the requirements of articles 186 and 187 of The General Law of Commercial Companies, and the applicable requirements of the Securities Market Law.

ARTICLE 21. ATTENDANCE RIGHTS. To obtain the entrance ticket to attend the meetings, the shareholders must be registered in the shareholders’ registry of the company, and shall deposit their shares with the secretary of the company, at least 48 hours prior to the time set for the meeting to be held. For shares deposited with institutions for the deposit of securities, where shares may be deposited, such institutions shall communicate to the secretary of the company the number of shares deposited by each one of the depositors, indicating if the shares are deposited at its own name or of any third party, such communication must be accompanied with the list of names of the depositors that have accounts in such institution for the deposit of securities; such list must be delivered to the secretary of the company within the above-mentioned time frame, with the purpose of obtaining an entrance ticket to attend the meeting. Shareholders may be represented in the meetings by a person or persons appointed by them by a power of attorney issued in the formats that meet the requirements set forth in the Securities Market Law, which shall be received by the secretary of the company within the time specified above.

Shares deposited to attend the shareholders meetings, shall be returned after the meetings are held, against delivery to the company of the receipt issued to the shareholder.

ARTICLE 22. ATTENDANCE-QUORUM AND RESOLUTIONS. The shareholders’ meetings shall have the following quorum and resolution rules:

a). The ordinary shareholders meetings shall be deemed to be legally held on a first call if, more than 50% of the series “B” shares are represented therein, and in the case of second or subsequent call, ordinary shareholders meetings shall be validly held whatever number of series “B” shares are present. The resolutions of the ordinary shareholders meeting shall be valid when approved by at least the majority of the subscribed and fully paid series “B” shares represented in the meeting.

b). The extraordinary shareholders meetings shall be deemed legally held on first call to address matters on which series “D” shares and series “L” shares do not have the right to vote, if at least seventy-five percent of the series “B” shares are represented therein and in the case of second or subsequent calls if at least the majority of the series “B” shares are represented therein.

In both cases, the resolutions of the extraordinary shareholders meeting shall be valid when approved by, at least the majority of the series “B” shares.

c). The extraordinary shareholders meeting called to address matters on which series “D” or “L” shares have the right to vote shall be deemed to be legally held on first call, if at least  3/4 of the fully paid and subscribed shares of the total capital stock are represented therein and in the event of second or subsequent call, with the majority of the fully paid and subscribed shares of the total capital stock, except in the event of second or subsequent call for extraordinary shareholders meeting that are held to address any of the issues specified in sub-sections f) and g) of article 6 of these bylaws, for which it will always be required the presence of the shareholders representing at least  3/4 of the fully paid and subscribed capital stock in order for the shareholders meeting to be legally held.

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The resolutions shall be valid in all cases, when approved by the vote of the majority of the shares of the total capital stock.

d). The special shareholders meetings (including those meetings called to appoint series “D” or series “L” directors) shall follow the same rules applicable by this article 22, to extraordinary shareholders meetings, but referred exclusively to the applicable series of shares.

e). The ordinary shareholders meetings to deal with the approval of the financial statements for the previous fiscal year, shall also know of the reports referred to in Article 28 section IV of the Securities Market Law.

ARTICLE 23. MEETINGS OF SHAREHOLDERS. Shareholders meetings shall be presided by the chairman of the board of directors and, in his absence, by the person that must take his place; or in the absence of both by the shareholder appointed by those shareholders attending the meeting. The secretary of the board shall act as secretary of the shareholders’ meeting or in his absence, the person appointed by the shareholders attending the meeting. The chairman shall appoint two of the shareholders attending the meeting to verify the attendance list. The votes shall be oral, unless 3 of the shareholders attending the meeting request that the votes be counted. Shareholders holding 10% of the shares outstanding (including shareholders of limited or restricted voting rights shares) shall have the right to request that the decision to a particular item in which they are not sufficiently informed be postponed for 3 days without need of an additional call and the percentage set forth in Article 199 of the General Law of Commercial Companies shall not be applicable. Such right shall only be exercised once for the same matter.

ARTICLE 24. BOARD OF DIRECTORS. The administration of the Company shall be the responsibility of a board of directors and the chief executive officer. The board of directors shall be comprised of a maximum of 21 (twenty-one) members and the alternates designated in accordance with these by-laws, and at least 25% of the members of the board of directors shall be independent.

ARTICLE 25. APPOINTMENT OF DIRECTORS. The series “B” shareholders, by a majority vote of such shares represented at the shareholders’ meeting shall appoint at least 11 (eleven) directors and series “D” shareholders, shall appoint 5 directors by the majority of the shares represented at the respective meeting. Upon conversion of the sub-series “D-L” shares into series “L” shares, pursuant to article 6 f) above of these bylaws, the series “L” shareholders shall have the right to appoint 2 directors by the majority of the shares represented at the respective meeting.

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The shareholders may designate alternate directors, which shall specifically cover the absences of the member of the board designated, in accordance to the applicable legal provisions.

The members of the board of directors shall hold their position for one year; however, in accordance with article 24 of the Securities Market Law, they shall continue in their duties notwithstanding the termination of their duty or have resigned, up to a term of 30 calendar days; if no substitution has been made or the designated person has not taken office, they will not be subject to the provisions of article 154 of the General Law of Commercial Companies. The members of the board and secretaries shall receive the compensation as the ordinary shareholders meeting determines, and shall have the rights and obligations set forth in the Securities Market Law and the General Law of Commercial Companies.

The board of directors shall be entitled to appoint interim members of the board, without need of intervention of the shareholders meeting, to cover the absences of any board members, or the appointed members has not taken office, and no alternate was appointed or such alternate has not taken office. The shareholders meeting shall ratify such appointments or shall designate a substitute director in the immediate following meeting after such event.

ARTICLE 26. SUMMONS. The calls for the meetings of the board of directors (or the right to include any item of the agenda for the meeting) may be made by the Chairman of the Board, or by any of the presidents of the audit or corporate practices committees, or by at least 25% of the members of the board of directors, and shall be sent by mail, fax, messenger by any other means, to the members of the board of directors at least 7 days prior to the date of the meeting, and shall be signed by the chairman or by the secretary.

The external auditor may be called for meetings of the Board of Directors, and if called, the external auditor shall participate with voice, but shall have no vote.

ARTICLE 27. BOARD OF DIRECTORS MEETINGS. The board of directors shall hold meetings at least once every 3 months. The appointing annual ordinary shareholders meeting or the board of directors in its first meeting after such shareholders’ meeting, shall appoint, from among the directors appointed by the series “B” shareholders a chairman and, if deemed appropriate a vice-chairman of the board of directors. In the same terms, it shall also appoint the secretary and alternate secretary, provided, however, that the secretary and its alternate shall be required to be non-directors. The board shall also appoint such officers as the board may deem convenient. The chairman of the board shall also be chairman at the shareholders’ meetings and shall be substituted in his absences by the vice-chairman, and in the absence of both by the other series “B” directors in the order of their appointment.

ARTICLE 28. QUORUM AND RESOLUTIONS OF THE BOARD. The meetings of the board of directors shall be considered legally held with the attendance of a majority of its members, and its resolutions shall be valid if approved by the majority of votes of the members present at the meeting.

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Resolutions adopted outside of meetings shall be valid if adopted by unanimity of its members, and if the written resolutions thereof are signed by all of the members of the board or their alternates.

Minutes shall be taken for all meetings; same that shall be approved by at least the majority of the attending directors to the respective meeting, and shall be signed by the chairman and the secretary.

ARTICLE 29. POWERS OF THE BOARD OF DIRECTORS. The board of directors shall have the following powers and duties:

a). The broadest power for business and real estate administration, in accordance with the second paragraph of Article 2554 of The Federal Civil Code, and the corresponding articles of the Civil Code of the Federal District and the civil codes of the other states of the Mexican Federation.

b). The power for acts of ownership over all types of movable and immovable assets of the company as well as its real and corporate rights according to the terms of the third paragraph of Article 2554 of The Federal Civil Code, and the corresponding articles of the Civil Code of the Federal District and the civil codes of the other states of the Mexican Federation, and to grant guarantees of any kind for the obligations of the company, for any securities issued or accepted by third parties.

c). The broadest power to represent the company before all types of administrative and judicial authorities, with either federal, state or municipal jurisdiction, as well as before labor authorities, arbitrators or amicable mediators, with all the general and special powers that require a special clause according to Law, which are conferred upon it without limitation, pursuant to the first paragraph of Article 2554 of The Federal Civil Code, and the corresponding articles of the Civil Code of the Federal District and the civil codes of the other states of the Mexican federation, to articulate and absolve depositions, and to renounce the right of filing amparo suits, and carry out all acts expressly determined by Law, among which are included to represent the corporation before judicial and administrative, criminal, civil or other authorities, with the power to present criminal complaints and accusations, grant pardons, to act as plaintiff or coadjuvant with the Public Ministry in criminal proceedings, before work authorities and courts.

d). The power to issue, subscribe, guarantee, and in any other manner trade all types of credit instruments and issue bonds with or without guarantees or collateral, and the power to invest any fixed, real estate or movable assets in any company and the power to subscribe shares, equity interests or participation in any company and generally to perform or execute any actions required for the performance of the corporate purpose of the company.

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e). The power to subscribe any guarantee on behalf of the company as joint and several debtor or guarantor, to grant bails or any other payment guarantee of any type regarding any obligation contracted by the company or any third party as well as from any obligation arising from any securities issued or accepted by the company or any third party.

f). The power to approve, with the opinion of the competent committee, the appointment, selection and/or removal of the chief executive officer of the Company and its integral compensation, and the policies for the appointment and remuneration of the relevant officers, and establish their duties and responsibilities, and to form committees required by applicable law, these bylaws, or considered advisable, establishing the duties and manner of operation of such committees; if no procedures are established, such committees shall proceed in accordance with the rules set forth for the executive committee.

g). The power to grant and revoke the powers deemed appropriate, with or without powers of substitution, including powers granted to the board of directors.

h). The power to execute all the resolutions of the shareholders meetings, and to perform all actions required or convenient for the better performance of the corporate purpose, so long as they are not reserved to the shareholders meeting by law or by these by-laws.

i) Any other power or duty set forth by these by-laws or the Securities Market Law.

ARTICLE 29 BIS. AUTHORITY AND OBLIGATIONS OF THE CHIEF EXECUTIVE OFFICER. Day to day operations and execution of the business of the Company and its controlled entities shall be the responsibility of the chief executive officer, following the strategies, policies and guidelines approved the board of directors, having the authority, obligations and duties set forth in the Securities Market Law.

ARTICLE 30. GUARANTEE. The officers, secretaries and other administrators of the company shall not be required, to post a guarantee for the fulfillment of their duties. The latter unless the ordinary shareholders meeting deems it appropriate, or the board of directors in the case of officers and other executives designated by this body.

ARTICLE 31. EXECUTIVE COMMITTEE. The company’s ordinary shareholders meeting may form any committee that is deemed convenient, and may appoint an executive committee, comprised of an odd number of members or alternates from the board of directors of the company, and which shall form an associated delegate body of the board. The general ordinary shareholders meeting or the board of directors may appoint an alternate for every member of the executive committee for the case of absences of any of the members. Members of the executive committee shall hold their positions for one year, unless they are relieved of their duties by the ordinary shareholders’ meeting, or the board of directors that appointed them, but in any event they shall remain in their positions for a term of thirty (30) calendar days or until the individuals appointed to succeed them take possession of the same; they may be reelected and shall receive compensation to be determined by the ordinary shareholders meeting or the board of directors.

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The executive committee shall meet on the dates fixed in the first yearly meeting of the executive committee, in the understanding that it may be called by the secretary at the request of the chairman or any two of its members. The meetings shall be called and the committee shall be conducted following the same procedure that for meetings of the Board of Directors in accordance with articles 26 and 28 above, but referred to the executive committee.

In order for meetings of the executive committee to be valid, the presence of at least the majority of its members shall be required. Resolutions of the executive committee shall be approved by the favorable vote of a majority of its members that are present.

The chairman of the executive committee shall be one of its members and shall be appointed by the executive committee. In his absences the chairman shall be substituted by one of the members of the executive committee appointed thereby. The executive committee may appoint a secretary who may be the secretary of the board and who does not need to be a director. The external auditor may be invited to the meetings of the executive committee and may deliberate but they will not have the right to vote.

The executive committee shall have any of the powers granted to the board of directors under paragraphs a), b), c), d) and e) of article 29 above which shall not be delegated to any person, provided however that such committee is authorized to appoint representatives for the execution of certain specific acts.

The executive committee, through its chairman or its secretary, shall inform the board of directors of its resolutions in the next board meeting following such executive committee meeting, or whenever in the judgment of the executive committee there are facts or acts that are important to the company. For each meeting of the executive committee the secretary shall prepare the minutes that shall be transcribed into a special book. The minutes shall include the attendance list and the resolutions adopted and shall be signed by those individuals acting as chairman and as secretary.

ARTICLE 32. SURVEILLANCE. The surveillance of the Company and its controlled entities shall be entrusted to the board of directors.

The board of directors, to comply with its surveillance duties, shall be assisted by the corporate practices and audit committees, and by the company hired to perform the external auditing services for the Company, each of them in accordance with their respective competence, as set forth in the Securities Market Law.

The corporate practices and audit committees shall perform the duties set forth in the Securities Market Law, and shall be integrated exclusively by independent directors, and each such committees shall be form by at least 3 board members

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designated by the shareholders meeting or by the board of directors, as proposed by the chairman of the board.

The chairpersons of the corporate practices and audit committees shall be designated and removed exclusively the shareholders meeting. Such chairpersons shall not be chairman of the board of directors, and shall be selected taken into consideration their experience, recognized capacity and professional prestige.

ARTICLE 33. FISCAL YEAR. The fiscal year of the company shall be of 12 months, beginning the first day of January and ending the last day of December of each year.

ARTICLE 34. PROFITS. The net profits of each fiscal year, after deduction of the necessary amounts for income tax and any amount that according to law shall de deducted or segregated shall be applied as follows:

a). Five percent shall be deducted to establish, increase or where appropriate replace the reserve fund, until said fund is equal to twenty percent of the paid capital stock.

b). The remainder shall be distributed as dividend proportionately to the shareholders pursuant to these by-laws, or if resolved by the shareholders’ meeting it shall be applied partially or totally to create any reserve or fund that the shareholders’ meeting may resolve (including any reserve to acquire shares of its own capital stock in accordance with the provisions of the Securities Market Law).

ARTICLE 35. FOUNDERS. The founders of this company do not reserve any special participation in the profits of the company.

ARTICLE 36. LOSSES. Losses if any shall be reported by all shareholders in proportion to the number of their shares, taking into consideration the final part of article 87 of The General Law of Commercial Companies.

ARTICLE 37. ADVANCED DISSOLUTION. The company shall be dissolved in anticipation, in any of the cases contemplated in paragraphs II, III, IV and V of article 229 of The General Law of Commercial Companies.

ARTICLE 38. LIQUIDATOR. Once the company is dissolved, the extraordinary shareholders’ meeting shall appoint one or more liquidators, fixing the time limits for the liquidation and the compensation they will receive.

ARTICLE 39. LIQUIDATION PROCEDURE. The liquidators shall implement the liquidation pursuant to the resolutions of the extraordinary shareholders’ meeting, and in the absence thereof, pursuant to the following rules:

a). They shall conclude the business in the manner that he deems the most convenient, collecting the amounts payable, paying the debts and selling the assets of the company that may be necessary for such purpose;

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b). They shall prepare the final liquidation balance; and will present it to the extraordinary shareholders meeting for its approval;

c). In accordance with the financial statements approved by the extraordinary shareholders’ meetings, they shall distribute the liquid assets among all of the company’s shareholders as provided by these by-laws and the applicable laws, against surrender and cancellation of the corresponding shares certificates.

ARTICLE 40. FUNCTIONS OF THE LIQUIDATORS WITH RESPECT TO SHAREHOLDERS MEETINGS. During the liquidation process the shareholders meeting shall meet in accordance with the chapter concerning the general shareholders meetings, and the liquidators shall have those duties and rights pertaining to the board of directors during the term of the company.

ARTICLE 41. GENERAL PROVISIONS. Any provisions not included in these by-laws, shall be subject to the provisions of the Securities Market Law and the General Law of Commercial Companies. The defined terms used in these by-laws and defined by the Securities Market Law, shall have the meanings set forth in such law.

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ESTATUTOS

ARTICULO 1o. DENOMINACIÓN. La sociedad se denomina “FOMENTO ECONÓMICO MEXICANO”, debiendo ser seguida esta denominación de las palabras “SOCIEDAD ANÓNIMA BURSÁTIL DE CAPITAL VARIABLE” o de las iniciales “S.A.B. DE C.V.”

ARTICULO 2o. OBJETO SOCIAL. El objeto de la sociedad es:

a). Constituir, promover y organizar toda clase de sociedades mercantiles o civiles; así como adquirir y poseer acciones o participaciones en las mismas;

b). Adquirir, poseer y enajenar bonos, acciones, participaciones y valores de cualquier clase, hacer reportos, entrar en comandita y, en general, celebrar toda clase de operaciones activas o pasivas con dichos valores;

c). Proporcionar o recibir servicios de asesoría, consultoría y otros servicios en materia industrial, contable, mercantil, financiera, legal, fiscal y cualquier otra materia relacionada con la promoción o manejo de sociedades;

d). Adquirir, construir, fabricar, importar, disponer, exportar y, en general, negociar con toda clase de maquinaria, equipo, materias primas y cualesquiera otros elementos necesarios a su objeto social o para el de las empresas en la que tenga participación social o relación comercial;

e). Solicitar, obtener, registrar, comprar, arrendar, ceder o en cualquier otra forma, disponer de y adquirir marcas, nombres comerciales, derechos de autor, patentes, invenciones y procesos;

f). Adquirir, construir, tomar en arrendamiento o alquiler, o por cualquier otro título, poseer y operar los inmuebles y muebles necesarios o convenientes a su objeto, así como instalar o por cualquier otro título operar plantas, talleres, almacenes, expendios, bodegas o depósitos, así como los derechos reales necesarios a su objeto social;

g). Girar, aceptar, suscribir, endosar o avalar títulos de crédito, emitir obligaciones con o sin garantía específica, constituirse en deudora solidaria así como otorgar garantías de cualquier clase, respecto a las obligaciones contraídas por la sociedad o por terceros;

h). En general, ejecutar los actos, celebrar los contratos y realizar las demás operaciones que sean necesarias o conducentes al objeto de la sociedad.

ARTICULO 3o. DURACIÓN.- La duración de la sociedad es de 99 (noventa y nueve) años, que empezaron a contarse el día 30 (treinta) de Mayo de 1936 (mil novecientos treinta y seis), fecha de inscripción de la escritura constitutiva en el Registro de Comercio y concluirá en consecuencia, en la misma fecha del año 2035 (dos mil treinta y cinco).

ARTICULO 4o. DOMICILIO.- El domicilio de la sociedad será la ciudad de Monterrey, Nuevo León, México, y no se entenderá cambiado si la sociedad establece agencias o sucursales en cualquier lugar de la República o del extranjero.

ARTICULO 5o. NACIONALIDAD.- La sociedad es mexicana. Todo extranjero que en el acto de la constitución o en cualquier tiempo ulterior adquiera un interés o participación social en la sociedad, se considerará por ese simple hecho como mexicano respecto de uno y otra, y se entenderá que conviene en no invocar la protección de su gobierno bajo la pena, en caso de faltar a su convenio, de perder dicho interés o participación en beneficio de la nación mexicana.

ARTICULO 6o. CAPITAL SOCIAL. a). El capital social es variable. El capital social mínimo fijo no sujeto a retiro, es de $300’000,000.00 (trescientos millones de pesos moneda nacional). La parte variable del capital social es ilimitada. Todas las acciones serán nominativas, de libre suscripción y sin expresión de valor nominal.

b). El capital social podrá estar representado por las siguientes series de acciones: (i) acciones serie “B”, ordinarias, que otorgan a sus tenedores derechos de voto sin restricción alguna; (ii) acciones serie “L” de voto limitado; y (iii) acciones serie “D”, de voto limitado, las cuales darán derecho a percibir un dividendo superior, no acumulativo, en los siguientes términos:

Mientras se encuentren en circulación, las acciones de la serie “D”, otorgarán a sus tenedores el derecho a recibir un dividendo superior, no acumulativo, equivalente a 125% (ciento veinticinco por ciento) del dividendo que se asigne para las acciones ordinarias serie “B”.

c). Las acciones serie “B” en todo momento representarán por lo menos el 51% (cincuenta y un por ciento) del capital social; las acciones serie “L” podrán representar hasta el 25% (veinticinco por ciento) del capital social; y las acciones serie “D” en forma individual o conjuntamente con las acciones de la serie “L”, podrán representar hasta el 49% (cuarenta y nueve por ciento) del capital social. Las acciones serie “D” podrán dividirse en acciones subserie “D-L” hasta por un máximo del 25% (veinticinco por ciento) del capital social y en acciones subserie “D-B” por el resto de las acciones serie “D” en circulación.

d). Los titulares de las acciones serie “D” y “L” sólo tendrán derecho de voto en las asambleas extraordinarias que se reúnan para tratar los siguientes asuntos: (i) transformación de la sociedad, distinta a la transformación de sociedad anónima bursátil de capital variable a sociedad anónima bursátil o viceversa; (ii) fusión con otra sociedad, en carácter de fusionada, o fusión con otra u otras sociedades en carácter de fusionante, cuando el objeto principal de la o las fusionadas no esté relacionado o conexo con el de la sociedad o sus subsidiarias; (iii) cambio de nacionalidad de la sociedad; (iv) disolución o liquidación de la sociedad; y (v) la cancelación de la inscripción de las acciones series “D” y “L” que emita la sociedad, en la Sección de Valores del Registro Nacional de Valores y en las bolsas de valores nacionales o extranjeras, en las cuales se encuentren inscritas, salvo que se trate de la cancelación de la inscripción de las acciones serie “D” como consecuencia de la conversión de dichas acciones conforme a estos estatutos. Los titulares de acciones serie “D” y/o “L” tendrán derecho de designar consejeros conforme a lo señalado en el artículo 25o. de estos estatutos sociales.

Los titulares de acciones serie “D” y “L” también podrán votar en las asambleas extraordinarias que se reúnan para tratar los asuntos establecidos en los incisos f) y g) del articulo 6º de estos estatutos.

Los titulares de las acciones Serie “D” y “L” también podrán votar en los asuntos que expresamente autorice la Ley del Mercado de Valores.

Los titulares de acciones series “D” y “L” por ningún título tendrán la facultad de determinar el manejo de la sociedad, ni tendrán otros derechos que los que expresamente se les confiere de acuerdo con este artículo 6o.

e). La sociedad podrá emitir acciones con la característica de estar integradas en unidades vinculadas. Las unidades vinculadas podrán amparar: (i) 5 (cinco) acciones serie “B” o sus múltiplos y que serán denominadas en estos estatutos como “unidades B”; (ii) 1 (una) acción serie “B” y 2 acciones serie “D” subserie “D-L” y 2 acciones serie “D” subserie “D-B” o sus múltiplos y que serán denominadas en estos estatutos como “unidades BD”; o (iii) cualquiera otra combinación de acciones que decidan sus accionistas conforme a estos estatutos.

Las acciones que emita la sociedad con la característica de estar integradas en unidades vinculadas, sólo podrán circular, venderse, trasmitirse, cederse, pignorarse, o enajenarse por cualquier título, en la forma de las unidades vinculadas que las integren.

f). Mediante asamblea extraordinaria de accionistas que se reúna conforme a lo que se establece en el inciso c) del artículo 22o de estos estatutos, los accionistas de la sociedad podrán acordar que la totalidad de las acciones serie “D” que se encuentren en circulación, sean convertidas en acciones serie “L” de voto limitado y en acciones serie “B” ordinarias, como sigue: las acciones de la subserie “D-L” se convertirían en acciones serie “L” y las acciones de la subserie “D-B”, se convertirían en acciones ordinarias serie “B”. Una vez que las acciones serie “D”, subserie “D-L” y subserie “D-B” sean convertidas, el capital social de la sociedad estará representado por acciones ordinarias serie “B”, las cuales representarán cuando menos el 75% del capital social y en acciones de voto limitado serie “L”, las cuales podrán representar hasta el 25% del capital social de la sociedad.

La conversión de las acciones serie “D”, subserie “D-L” en acciones serie “L” y de las acciones serie “D”, subserie “D-B”, en acciones ordinarias serie “B” será efectiva al transcurrir un plazo de 2 (dos) años contados a partir de la fecha en la que los accionistas de la sociedad hubieran acordado su conversión, conforme al párrafo anterior.

g). Mediante asamblea extraordinaria de accionistas que se reúna conforme a lo que se establece en el inciso c) del artículo 22o de estos estatutos, los accionistas de la sociedad podrán acordar la desvinculación de sus acciones para ser canjeadas por los títulos correspondientes que amparen las acciones integradas en dichas unidades vinculadas.

La desvinculación será efectiva al transcurrir un plazo de 2 (dos) años contados a partir de la fecha en la que los accionistas de la sociedad hubieran acordado su desvinculación, conforme al párrafo anterior.

ARTICULO 7o. EMISIÓN DE ACCIONES DE VOTO LIMITADO. Las acciones de voto limitado, de las denominadas en estos estatutos series “D” y “L”, se considerarán inversión neutra; no computarán para el efecto de determinar el monto y proporción de la participación extranjera en el capital social de la sociedad, en los términos de la Ley de Inversión Extranjera y sus disposiciones reglamentarias; se considerarán emitidas en los términos de las disposiciones aplicables de la Ley del Mercado de Valores y de las autorizaciones correspondientes de la Comisión Nacional Bancaria y de Valores; no les será aplicable lo dispuesto en el Artículo 198 de la Ley General de Sociedades Mercantiles; y tendrán las limitantes sobre derechos corporativos, que se señalan en estos estatutos.

ARTICULO 8o. AUMENTO O REDUCCIÓN DEL CAPITAL SOCIAL.- El aumento o la reducción del capital social fijo y la consecuente reforma de la cláusula tercera de la escritura constitutiva y del artículo 6o. de los estatutos sociales, serán objeto de acuerdo de la asamblea general extraordinaria. Asimismo de conformidad con el artículo 53 de la Ley del Mercado de Valores, será objeto de acuerdo de asamblea general extraordinaria, el aumento de capital que se decrete para la emisión de acciones no suscritas que se conserven en tesorería.

El aumento o la reducción del capital social variable, lo acordará la asamblea general ordinaria de accionistas.

ARTICULO 9o. AUMENTO MEDIANTE EMISIÓN O COLOCACIÓN DE ACCIONES.- El aumento de capital social en su parte variable podrá efectuarse mediante emisión de nuevas acciones o colocación de acciones de tesorería que se conserven para este fin. Tratándose de la emisión de nuevas acciones, los accionistas tendrán el derecho de preferencia para suscribir las acciones dentro de su respectiva serie, siempre que la asamblea decrete que deban ser pagadas en efectivo. De conformidad con el articulo 53 de la Ley del Mercado de Valores, cuando se trate de acciones de tesorería, éstas deberán ser suscritas mediante oferta pública.

El derecho de preferencia deberá ejercerse dentro del término de 15 (quince) días naturales, contados a partir de la fecha de la publicación del aviso correspondiente en el Periódico Oficial del domicilio de la sociedad.

En caso de que después de la expiración del plazo durante el cual los accionistas debieran de ejercitar el derecho de preferencia que se les otorga en el presente artículo, aún quedasen sin suscribir algunas acciones, éstas podrán ser ofrecidas para su suscripción y pago, en las condiciones y plazos que determine la propia asamblea que hubiere decretado el aumento de capital, o en los términos en que disponga el consejo de administración o los delegados designados por la asamblea para dicho efecto.

Los accionistas no gozarán del derecho de preferencia a que se hace mención en este artículo cuando se trate de emisión de nuevas acciones o colocación de acciones de tesorería para: (i) fusión de la sociedad; (ii) conversión de obligaciones emitidas en términos de la Ley General de Títulos y Operaciones de Crédito, (iii) oferta pública en los términos de lo previsto por los artículos 53, 56 y demás relativos de la Ley del Mercado de Valores; (iv) aumento de capital social mediante el pago en especie de las acciones que se emitan, o mediante la cancelación de pasivos a cargo de la sociedad; y (v) colocación de acciones propias adquiridas por la sociedad.

ARTICULO 10o. RETIRO. De acuerdo con lo dispuesto por el artículo 50 de la Ley del Mercado de Valores, los accionistas titulares de acciones de la parte variable del capital social de la sociedad no tendrán el derecho de retiro a que se refiere el artículo 220 de la Ley General de Sociedades Mercantiles.

ARTICULO 11o. ADQUISICIÓN DE ACCIONES PROPIAS. La sociedad, conforme a lo previsto en la Ley del Mercado de Valores y en las disposiciones de carácter general expedidas por la Comisión Nacional Bancaria y de Valores, podrá adquirir las acciones representativas de su capital social.

ARTICULO 12o. LIMITACIONES PARA LA ADQUISICIÓN DE ACCIONES DE LA SOCIEDAD POR PERSONAS MORALES CONTROLADAS. Conforme a lo previsto en el artículo 56 de la Ley del Mercado de Valores, las personas morales que sean controladas por la sociedad no podrán adquirir, directa o indirectamente, acciones representativas del capital de la sociedad o títulos de crédito que representen dichas acciones. Se exceptúan de la prohibición anterior las adquisiciones que se realicen a través de sociedades de inversión.

ARTICULO 13o. REGISTRO DE VARIACIONES DE CAPITAL.- Todo aumento o disminución del capital social deberá inscribirse en un registro que llevará la sociedad para tal efecto.

ARTICULO 14o. AMORTIZACIÓN DE ACCIONES.- La sociedad podrá amortizar parte de sus acciones con utilidades repartibles, de acuerdo con las siguientes reglas:

a). La amortización deberá ser decretada por la asamblea general extraordinaria de accionistas.

b). Sólo podrán amortizarse las acciones íntegramente pagadas.

c). La adquisición de acciones para amortizarlas se hará conforme a las reglas que establece el artículo 136 de la Ley General de Sociedades Mercantiles.

d). En ningún caso se podrán amortizar acciones si como consecuencia de la amortización las acciones series “D” y/o “L” exceden los porcentajes máximos que establece el artículo 6o. de estos estatutos.

e). Los títulos de las acciones amortizadas quedarán anulados.

ARTICULO 15o. TÍTULOS Y CERTIFICADOS DE LAS ACCIONES.- Los títulos definitivos o los certificados provisionales que representen a las acciones o a las unidades vinculadas serán nominativos y podrán amparar una o más acciones de igual o diferente serie o subserie; contendrán las menciones a que se refiere el artículo 125 de la Ley General de Sociedades Mercantiles, la indicación de la serie, series y/o subserie a la que correspondan; llevarán inserto el texto del artículo 5o. de estos estatutos y serán suscritos por dos consejeros propietarios o suplentes de la serie “B”.

Las firmas de los mencionados administradores podrán ser autógrafas o bien impresas en facsímil, a condición en este último caso, de que se deposite el original de las firmas respectivas en el Registro Público de Comercio del domicilio social de la sociedad. En el caso de los títulos definitivos, éstos deberán llevar adheridos los cupones nominativos numerados que determine el consejo de administración.

La asamblea de accionistas que decrete el aumento de capital respectivo o la asamblea extraordinaria podrán establecer, que algunas de las acciones de la sociedad, de cualquier serie o series estén amparadas por unidades vinculadas, que sin ser certificados de participación ordinarios no amortizables, representen unidades y vinculen acciones de la misma serie o de diversas series, en los términos del artículo 6o. de estos estatutos.

ARTICULO 16o. REGISTRO DE ACCIONES.- La sociedad llevará un registro de acciones y considerará como accionista a quien aparezca inscrito como tal en dicho registro.

ARTICULO 17o. CANCELACIÓN DE INSCRIPCIÓN DE ACCIONES.- En el evento de cancelación de la inscripción de las acciones representativas del capital de la sociedad o de títulos que las representen en el Registro Nacional de Valores, ya sea por solicitud de la propia sociedad, previo acuerdo de la asamblea general extraordinaria de accionistas y con el voto favorable de los titulares de acciones, con o sin derecho de voto o de voto limitado, que representen el 95% (noventa y cinco por ciento) del capital social de la sociedad, o por resolución de la Comisión Nacional Bancaria y de Valores, en ambos casos, de conformidad con lo dispuesto en el artículo 108 de la Ley del Mercado de Valores, la sociedad deberá realizar, previo a dicha cancelación, una oferta pública de de adquisición, sujetándose para dichos efectos a lo que establezca la Ley del Mercado de Valores.

La sociedad deberá afectar en un fideicomiso por un período mínimo de seis meses, contados a partir de la fecha de la cancelación, los recursos necesarios para adquirir al mismo precio de la oferta, las acciones de los inversionistas que no acudieron a dicha oferta.

A fin de cumplir con lo dispuesto en el artículo 108 de la Ley del Mercado de Valores, el consejo de administración de la sociedad, deberá dar a conocer al público, su opinión respecto del precio de la oferta pública de adquisición.

ARTICULO 18o. ASAMBLEAS DE ACCIONISTAS. La asamblea general de accionistas es el órgano supremo de la sociedad, estando subordinados a ella todos los demás.

Las asambleas serán generales (ordinarias o extraordinarias) o especiales y se celebrarán en el domicilio de la sociedad.

Serán extraordinarias las que traten sobre:

a) Cualquiera de los asuntos enumerados en el artículo 182 (excepto para el caso de aumentos o reducciones de la parte variable del capital social de acuerdo con el artículo 8o. de estos estatutos) y 228 bis de la Ley General de Sociedades Mercantiles.

b) La cancelación o la inscripción de las acciones o de los títulos que las representen, emitidas o a ser emitidas por la sociedad, en el Registro Nacional de Valores o en bolsas de valores nacionales o extranjeras en las que estuvieren registradas.

c) La amortización por parte de la sociedad de acciones del capital social con utilidades repartibles y, en su caso, emisión de acciones de goce.

d) El aumento del capital social en los términos del Artículo 53 (cincuenta y tres) de la Ley del Mercado de Valores.

e) Los demás asuntos para los que la legislación aplicable o los estatutos sociales expresamente exijan un quórum especial.

Todas las demás asambleas generales serán ordinarias. La asamblea general ordinaria, en adición a lo previsto en la Ley General de Sociedades Mercantiles, se reunirá para aprobar las operaciones que pretenda llevar a cabo la sociedad o las personas morales que ésta controle, en el lapso de un ejercicio social, cuando representen el 20% (veinte por ciento) o más de los activos consolidados de la sociedad con base en cifras correspondientes al cierre del trimestre inmediato anterior, con independencia de la forma en que se ejecuten, sea simultánea o sucesiva, pero que por sus características puedan considerarse como una sola operación. En dichas asambleas podrán votar los accionistas titulares de acciones con derecho a voto, incluso limitado o restringido.

Las asambleas especiales serán las que se reúnan para tratar asuntos que puedan afectar los derechos de una sola serie de acciones.

ARTICULO 19o. REUNIONES DE LAS ASAMBLEAS DE ACCIONISTAS. Las asambleas de accionistas se reunirán en el domicilio social, cuando sean convocadas por acuerdo del consejo de administración, por conducto del secretario del consejo o su suplente, también podrán ser convocadas por los comités de auditoría o de prácticas societarias, por conducto de su respectivo presidente.

Los accionistas titulares de acciones con derecho a voto, incluso limitado o restringido, que en lo individual o en conjunto tengan el 10% (diez por ciento) del capital social podrán requerir del presidente del consejo de administración, del comité de auditoria o del comité de prácticas societarias, que se convoque a una asamblea general de accionistas, sin que al efecto sea aplicable el porcentaje señalado en el Artículo 184 de la Ley General de Sociedades Mercantiles.

La asamblea ordinaria de accionistas se reunirá por lo menos una vez al año, en la fecha que señale el consejo de administración, dentro de los 4 (cuatro) meses siguientes a la terminación del ejercicio social.

La asamblea se reunirá a petición de los accionistas en los términos de los artículos 184 y 185 de la Ley General de Sociedades Mercantiles y demás disposiciones aplicables de la Ley del Mercado de Valores.

ARTICULO 20o. CONVOCATORIAS. Las convocatorias para las asambleas de accionistas, deberán publicarse en el Periódico Oficial del Estado o en cuando menos uno de los periódicos de mayor circulación de la entidad del domicilio de la sociedad, con 15 (quince) días de anticipación por lo menos, a la fecha señalada para la asamblea, tratándose de la primera convocatoria y de 8 (ocho) días de anticipación por lo menos, a la fecha señalada para la asamblea, tratándose de ulteriores convocatorias.

Las convocatorias para asambleas generales cumplirán además con los requisitos señalados en los artículos 186 y 187 de la Ley General de Sociedades Mercantiles, y demás disposiciones aplicables de la Ley del Mercado de Valores.

ARTICULO 21o. DERECHO DE ASISTENCIA. Para asistir a las asambleas, los accionistas deberán estar inscritos en el registro de accionistas de la sociedad, depositar sus acciones en la secretaría de la sociedad para obtener la tarjeta de entrada a la asamblea, por lo menos con 48 (cuarenta y ocho) horas de anticipación al día y hora señalados para la celebración de la asamblea. En el caso de acciones depositadas en una institución para depósito de valores, ésta deberá comunicar oportunamente a la secretaría de la sociedad el número de acciones que cada uno de sus depositantes mantenga en dicha institución, indicando si el depósito se hace por cuenta propia o ajena, debiendo esta constancia complementarse con el listado de nombres de los depositantes y haber sido previamente entregada a la secretaría de la sociedad, dentro del plazo antes mencionado, a fin de obtener una tarjeta de entrada. Los accionistas podrán hacerse representar en las asambleas por apoderados designados mediante simple carta poder, o mediante poder otorgado en formularios que cumplan con los requisitos establecidos en la Ley del Mercado de Valores, mismos que deberá recibir la secretaría de la sociedad con la anticipación señalada.

Las acciones que se depositen en la sociedad para que sus titulares tengan derecho a asistir a las asambleas, no se devolverán sino después de celebradas éstas, contra la entrega del resguardo o constancia que por aquellas se hubiese expedido al accionista.

ARTICULO 22o. INSTALACIÓN Y RESOLUCIONES DE LA ASAMBLEA. Las asambleas se instalarán y resolverán de conformidad con las siguientes reglas:

a). La asamblea general ordinaria de accionistas, se considerará legítimamente instalada en virtud de primera convocatoria, si a ella concurren accionistas que representen más del 50% (cincuenta por ciento) del capital social ordinario suscrito y pagado, dividido en acciones serie “B”. En caso de segunda o ulterior convocatoria, la asamblea ordinaria se instalará legítimamente cualquiera que sea el capital social ordinario suscrito y pagado, dividido en acciones serie “B” que representen los concurrentes. Las resoluciones de las asambleas ordinarias serán válidas si se toman cuando menos por la mayoría del capital social ordinario suscrito y pagado, dividido en acciones serie “B”, representado en la asamblea.

b). Las asambleas extraordinarias de accionistas que se celebren para tratar asuntos en los que no tengan derecho de voto los titulares de acciones serie “D” o de acciones serie “L”, se instalarán legalmente en virtud de primera convocatoria, si en ellas están representadas por lo menos las tres cuartas partes del capital social ordinario, suscrito y pagado, dividido en acciones serie “B”, y en caso de ulterior convocatoria, se instalarán legalmente con la presencia de accionistas que representen la mayoría de las acciones de dicho capital social ordinario, suscrito y pagado.

En ambos casos, las resoluciones en asambleas extraordinarias de accionistas serán válidas si se toman por lo menos por la mayoría del capital social ordinario, suscrito y pagado, dividido en acciones serie “B”.

c). En las asambleas extraordinarias de accionistas que se reúnan en virtud de primera convocatoria, para tratar los asuntos en los que tengan derecho de voto los accionistas de la series “D” y “L”, se considerarán legalmente instaladas si están representadas por lo menos las tres cuartas partes del capital social suscrito y pagado; en caso de segunda o ulterior convocatoria, se instalará legalmente con la presencia de accionistas que representan la mayoría de las acciones del capital social suscrito y pagado, salvo en el caso de segunda o ulterior convocatoria para asambleas extraordinarias que se reúnan para resolver sobre cualquiera de los asuntos establecidos en los incisos f) y g) del artículo 6º de estos estatutos, para lo cual siempre se requerirá la presencia de accionistas que representen por lo menos las tres cuartas partes del capital social suscrito y pagado para que la asamblea se considere legalmente instalada.

En todos los casos las resoluciones serán válidas, si se adoptan cuando menos por la mayoría de las acciones del capital social suscrito y pagado.

d). Para las asambleas especiales, (incluyendo cualquier asamblea especial que se reúna para elección o destitución de consejeros de la serie “D” y/o consejeros de la serie “L”) se aplicarán las mismas reglas previstas en este artículo 22o. para las asambleas generales extraordinarias, pero referidas a la categoría especial de acciones de que se trate.

e). En la asamblea general ordinaria que conozca de los estados financieros del ejercicio anterior, deberá presentarse también a los accionistas los informes a que se refiere la fracción IV del artículo 28 de la Ley del Mercado de Valores.

ARTICULO 23o. DESARROLLO DE LA ASAMBLEA. Presidirá las asambleas el presidente del consejo de administración o quien deba sustituirlo en sus funciones; en su defecto, la asamblea será presidida por el accionista que designen los concurrentes. Actuará como secretario, el del consejo o, en su defecto, la persona que designen los asistentes. El presidente nombrará escrutadores a dos de los accionistas presentes. Las votaciones serán económicas a menos que por lo menos 3 (tres) de los concurrentes, con derecho a voto en el asunto de que se trate, pidan que sean nominales. Asimismo, a solicitud de accionistas con derecho de voto, incluso limitado o restringido que reúnan el 10% (diez por ciento) del capital social de la sociedad, se aplazará para dentro de 3 (tres) días y sin necesidad de nueva convocatoria, la votación de cualquier asunto respecto del cual no se consideren suficientemente informados, sin que resulte aplicable el porcentaje señalado en el artículo 199 de la Ley General de Sociedades Mercantiles. Este derecho no podrá ejercitarse sino una sola vez para el mismo asunto.

ARTICULO 24o. CONSEJO DE ADMINISTRACIÓN. La dirección y administración de los asuntos sociales será confiada a un consejo de administración y a un director general. El consejo de administración estará integrado hasta por 21 (veintiún) consejeros propietarios, y los suplentes que se designen conforme a estos estatutos, de los cuales, cuando menos el 25% (veinticinco por ciento) de los consejeros deberán ser independientes.

ARTICULO 25o. ELECCIÓN DEL CONSEJO. Los accionistas de la Serie “B” por mayoría de votos de las acciones de dicha serie representadas en la asamblea, designarán como mínimo 11 (once) consejeros y los accionistas de la serie “D”, por mayoría de votos de las acciones de dicha serie representadas en la asamblea respectiva designarán 5 (cinco) consejeros. Una vez que las acciones serie “D”, subserie “D-L” sean convertidas en acciones serie “L”, conforme a lo que establece el artículo 6o f), de estos estatutos, los accionistas de la serie “L” por mayoría de votos de las acciones de dicha serie representadas en la asamblea respectiva, designarán a 2 (dos) consejeros.

Los accionistas podrán designar consejeros suplentes, quienes suplirán específicamente a los consejeros propietarios para los cuales hubieren sido designados, conforme a las disposiciones legales aplicables.

Los consejeros durarán en su encargo un año, sin embargo, conforme a lo dispuesto por el artículo 24 de la Ley del Mercado de Valores, continuarán en funciones aún y cuando el término por el que fueran designados haya concluido, o por renuncia al cargo, hasta por un plazo de 30 (treinta) días naturales, a falta de designación del sustituto, o cuando éste no tome posesión de su cargo, sin estar sujetos a lo dispuesto en el artículo 154 de la Ley General de Sociedades Mercantiles. Los miembros del consejo y secretarios recibirán anualmente la remuneración que acuerde la asamblea general ordinaria que los designe, y tendrán las obligaciones y responsabilidades que señalan estos estatutos, así como aquellas aplicables de la Ley del Mercado de Valores y de la Ley General de Sociedades Mercantiles.

El consejo de administración podrá designar consejeros provisionales, sin intervención de la asamblea de accionistas, cuando faltare alguno de los consejeros, o en su caso el designado no tome posesión de su cargo, y no se hubiere designado suplente, o éste no tome posesión del cargo. La asamblea de accionistas de la sociedad ratificará dichos nombramientos o designará a los consejeros sustitutos en la asamblea siguiente a que ocurra tal evento.

ARTICULO 26o. CONVOCATORIAS PARA SESIONES DEL CONSEJO. El presidente del consejo de administración, cualquiera de los presidentes de los comités de prácticas societarias y de auditoría, o al menos el 25% (veinticinco por ciento) de los consejeros, podrán convocar a una sesión de consejo e insertar en el orden del día los puntos que estimen convenientes. Las convocatorias para las sesiones del consejo de administración serán firmadas por quien las haga o por el presidente o,en su defecto, por el secretario, y deberán enviarse por correo, telefax o entregarse personalmente o por cualquier otro medio, por lo menos con 7 (siete) días de anticipación a la fecha de la sesión.

El auditor externo de la sociedad podrá ser convocado a las sesiones del consejo de administración en calidad de invitado con voz y sin voto.

ARTICULO 27o. FUNCIONAMIENTO DEL CONSEJO. El consejo celebrará sesión por lo menos una vez cada 3 (tres) meses. La asamblea anual ordinaria que lo hubiere designado o el consejo de administración en su primera sesión, inmediatamente después de dicha asamblea, nombrará de entre los consejeros designados por la serie “B”, a un presidente, pudiendo también nombrar a un vicepresidente y conferir los demás cargos que estime convenientes. De igual forma, nombrará al secretario y a su suplente, en el entendido que estos dos últimos no serán consejeros. El consejo de administración designará además a las personas que ocupen los demás cargos que se crearen para el mejor desempeño de sus funciones. El presidente, también lo será en las asambleas de accionistas y será sustituido en sus funciones, en caso de ausencia, por el vicepresidente y a falta de éste por los demás consejeros propietarios de la serie “B”, en el orden de su designación.

ARTICULO 28o. INSTALACIÓN Y RESOLUCIONES DEL CONSEJO. El consejo de administración se considerará legalmente instalado para resolver cualquier asunto con la presencia de la mayoría de sus miembros y sus resoluciones serán válidas si son aprobadas por el voto de la mayoría de sus miembros presentes.

El consejo de administración, sin necesidad de reunirse en sesión, podrá tomar resoluciones por unanimidad de sus miembros, siempre y cuando dichas resoluciones se confirmen por escrito, por todos sus miembros propietarios o sus suplentes.

De toda sesión se levantará acta que deberá ser aprobada por lo menos por la mayoría de los consejeros asistentes a la sesión respectiva y firmada por el presidente y secretario.

ARTICULO 29o. FACULTADES DEL CONSEJO. El consejo de administración tendrá las siguientes facultades y obligaciones:

a). Administrar los negocios y bienes de la sociedad, con el poder más amplio para actos de administración, en los términos del Artículo 2554, párrafo segundo, del Código Civil Federal y de sus correlativos de los Códigos Civiles vigentes en el Distrito Federal y en las diversas entidades federativas de los Estados Unidos Mexicanos.

b). Ejercitar actos de dominio respecto de los bienes muebles e inmuebles de la sociedad, así como sus derechos reales y personales, en los términos del párrafo tercero del Artículo 2554 del Código Civil Federal, y de sus correlativos de los Códigos Civiles vigentes en el Distrito Federal y en las diversas entidades federativas de los Estados Unidos Mexicanos, otorgar garantías de cualquier clase respecto a obligaciones contraidas o de los títulos emitidos o aceptados por terceros.

c). Representar a la sociedad con el más amplio poder, ante toda clase de autoridades administrativas o judiciales, ya sea federales, estatales o municipales, así como ante autoridades del trabajo o de cualquier otra índole o ante árbitros o amigables componedores, con el poder más amplio incluyendo las facultades que requieran cláusula especial conforme a la ley, para articular y absolver posiciones, aún para desistirse del juicio de amparo, en los términos del párrafo primero del Artículo 2554 del Código Civil Federal y de sus correlativos de los Códigos Civiles vigentes en el Distrito Federal y en las diversas entidades federativas de los Estados Unidos Mexicanos, así como representar a la sociedad ante toda clase de autoridades penales, federales y de los Estados y formular y presentar acusaciones, denuncias y querellas por delitos cometidos en perjuicio de la misma, para representar y constituir a la sociedad como parte civil coadyuvante del Ministerio Público en los procesos de esta índole y para otorgar el perdón.

d). Otorgar, suscribir, avalar y endosar títulos de crédito en nombre de la sociedad, emitir obligaciones con o sin garantía real específica; aportar bienes muebles o inmuebles de la sociedad a otras sociedades y suscribir acciones o tomar participaciones o partes de interés en otras empresas y, en general, ejecutar los actos, celebrar los contratos y realizar las demás operaciones que sean necesarias o conducentes al objeto principal de la sociedad.

e). Constituir a la sociedad en deudora solidaria y otorgar avales, fianzas o cualquier otra garantía de pago de cualquier clase, respecto de las obligaciones contraídas o de los títulos emitidos o aceptados por la sociedad o por terceros.

f). Aprobar, con la previa opinión del Comité que sea competente, el nombramiento, elección y, en su caso, destitución del director general de la sociedad y su retribución integral, así como las políticas para la designación y retribución integral de los demás directivos relevantes, asignándoles sus respectivas obligaciones y designar los comités que establece la ley, estos estatutos y los que crea convenientes, señalándoles sus atribuciones y reglas de funcionamiento; en su defecto, se regirán por las disposiciones previstas en estos estatutos, para el comité ejecutivo.

g). Otorgar y revocar los poderes que se crean convenientes, con o sin facultades de substitución, pudiendo otorgar en ellos las facultades que se consideren oportunas de las que estos estatutos confieren al consejo de administración.

h). Ejecutar los acuerdos de la asamblea y, en general, llevar a cabo los actos y operaciones que sean necesarios o convenientes para el objeto de la sociedad hecha excepción de los expresamente reservados por la ley y por estos estatutos a la asamblea.

i). Las demás facultades y obligaciones establecidas en estos estatutos y en la Ley del Mercado de Valores.

ARTICULO 29o. BIS FACULTADES Y OBLIGACIONES DEL DIRECTOR GENERAL. Las funciones de gestión, conducción y ejecución de los negocios de la sociedad, y de las personas morales que ésta controle, serán responsabilidad del director general, sujetándose para ello a las estrategias, políticas y lineamientos aprobados por el consejo de administración, y teniendo las facultades y obligaciones que señalan estos estatutos y la Ley del Mercado de Valores.

ARTICULO 30o. CAUCIÓN. No se requerirá que los administradores, secretarios, gerentes y demás funcionarios en ejercicio otorguen caución para garantizar su gestión, salvo en los casos en que la asamblea general de accionistas lo considere conveniente y, en igual forma, el consejo de administración, cuando se trate de gerentes y demás funcionarios designados por este órgano social.

ARTICULO 31o. COMITÉ EJECUTIVO. La asamblea general ordinaria de accionistas podrá designar los comités que estime conveniente; asimismo, podrá designar un comité ejecutivo que estará compuesto por el número impar de miembros del consejo de administración o sus suplentes que éstos determinen, los cuales se constituirán y actuarán invariablemente como órgano colegiado delegado del consejo de administración. La asamblea general ordinaria o el consejo de administración podrá designar además, para el caso de ausencia de algún miembro propietario, a un suplente por cada miembro del comité ejecutivo. Los miembros del comité ejecutivo durarán en su cargo un año, a menos que sean relevados por la asamblea general ordinaria o por el consejo de administración pero, en todo caso, continuarán en su puesto por el término de 30 (treinta) días naturales, mientras no se hicieren nuevas designaciones y las personas designadas para sustituirlos tomen posesión de sus cargos; podrán ser reelectos y recibirán la remuneración que determine la asamblea general ordinaria o el consejo de administración.

El comité ejecutivo sesionará con la periodicidad que se determine en la primera sesión que celebre en un año calendario, en el entendido de que podrá sesionar asimismo, cuando sea convocado por el secretario, a petición de su presidente o cualesquiera dos de sus miembros. Las sesiones del comité ejecutivo serán convocadas y el comité operará siguiendo el mismo procedimiento que para las sesiones del consejo de administración prevén los artículos 26o. y 28o. de estos estatutos, pero referidas a los miembros del propio comité ejecutivo.

El comité ejecutivo sesionará válidamente con la asistencia de la mayoría de sus miembros y tomará sus resoluciones por mayoría de votos de los presentes.

El presidente del comité ejecutivo deberá ser uno de sus miembros y será designado por el propio comité. En ausencia del presidente, las sesiones del comité serán presididas por el miembro del comité designado por los miembros que estuvieren presentes. El comité ejecutivo podrá nombrar un secretario, que podrá ser el secretario del consejo de administración y no necesitara ser consejero. El auditor externo podrá ser invitado a las sesiones del comité, a las cuales podrá concurrir con voz, pero sin voto.

El comité ejecutivo tendrá las facultades que se establecen en los incisos a), b), c), d), y e), del artículo 29o. de estos estatutos, las cuales no podrán ser delegadas, sin perjuicio de que el comité designe a alguna persona o personas para la ejecución de actos concretos.

El presidente o el secretario del comité ejecutivo informarán de las actividades de éste al consejo de administración, en la sesión del propio consejo siguiente a la sesión correspondiente del comité, o bien cuando se susciten hechos o actos de trascendencia para la sociedad, que a juicio del comité, lo ameriten. De cada sesión el secretario levantará un acta que se transcribirá en el libro especial respectivo, en la cual constará la asistencia, así como las resoluciones adoptadas, y deberá ser firmada por el presidente y secretario de la reunión.

ARTICULO 32o. VIGILANCIA DE LA SOCIEDAD. La vigilancia de la gestión, conducción y ejecución de los negocios de la sociedad y de las personas morales que ésta controle en los términos de la Ley del Mercado de Valores, estará a cargo del consejo de administración.

El consejo de administración, para el desempeño de sus funciones de vigilancia, se auxiliará de los comités de prácticas societarias y de auditoría, que constituya, así como por conducto de la persona moral que realice la auditoría externa de la sociedad, cada uno en el ámbito de sus respectivas competencias, según lo señalado por la Ley del Mercado de Valores.

Los comités de auditoría y de prácticas societarias desarrollarán las actividades que le establecen la Ley del Mercado de Valores y estarán integrados exclusivamente con consejeros independientes y por un mínimo de 3 (tres) miembros, designados por la asamblea general ordinaria de accionistas o por el consejo de administración, a propuesta de su presidente.

Los presidentes de los comités de auditoría y de prácticas societarias, serán designados y/o removidos de su cargo, exclusivamente por la asamblea general de accionistas. Dichos presidentes no podrán presidir el consejo de administración y deberán ser seleccionadas por su experiencia, por su reconocida capacidad y por su prestigio profesional.

ARTICULO 33o. EJERCICIO SOCIAL. El ejercicio social será de doce meses, comenzará el día 1o.(primero) de enero y terminará el día 31 (treinta y uno) de diciembre del mismo año.

ARTICULO 34o. APLICACIÓN DE UTILIDADES. Las utilidades netas anuales, una vez deducido el monto del impuesto sobre la renta y demás conceptos que conforme a la ley deban deducirse o separarse, se aplicarán en la siguiente forma:

a). Se separará un mínimo del 5% (cinco por ciento) para constituir el fondo de reserva legal, hasta que éste ascienda cuando menos al 20% (veinte por ciento) del capital social.

b). El resto se podrá distribuir como dividendo entre los accionistas, en los términos de estos estatutos y en proporción al número de sus acciones, o si así lo acuerda la asamblea, se llevará total o parcialmente a fondos de previsión, de reserva (incluyendo, en su caso, la reserva para adquisición de acciones propias a que se refiere la Ley del Mercado de Valores), de reinversión, especiales y otros que la misma asamblea decida formar.

ARTICULO 35o. DERECHOS DE LOS FUNDADORES. Los fundadores no se reservan participación especial en las utilidades de la sociedad.

ARTICULO 36o. APLICACIÓN DE PERDIDAS. Si hubiere pérdidas, serán reportadas por los accionistas, en proporción al número de sus acciones, teniéndose en cuenta lo que previene la parte final del artículo 87 de la Ley General de Sociedades Mercantiles.

ARTICULO 37o. DISOLUCIÓN ANTICIPADA. La sociedad se disolverá anticipadamente en los casos a que se refieren las fracciones II, III, IV y V del artículo 229 de la Ley General de Sociedades Mercantiles.

ARTICULO 38o. DESIGNACIÓN DE LIQUIDADOR. Disuelta la sociedad, la asamblea extraordinaria de accionistas designará, a mayoría de votos, uno o más liquidadores, fijándoseles plazo para el ejercicio de su cargo, y la retribución que habrá de corresponderles.

ARTICULO 39o. PROCEDIMIENTO PARA LA LIQUIDACIÓN. El o lo los liquidadores practicarán la liquidación de la sociedad con arreglo a las resoluciones de la asamblea extraordinaria y, en su defecto, con sujeción a las siguientes bases:

a). Concluirá los negocios de la manera que juzgue más conveniente, cobrando los créditos, pagando las deudas y enajenado los bienes de la sociedad, que sea necesario vender al efecto.

b). Formulará los estados financieros de la liquidación y los sujetará a la aprobación de la asamblea extraordinaria de accionistas.

c). Distribuirá entre los accionistas, en los términos de la ley y de estos estatutos, y contra la entrega y cancelación de los títulos de acciones, el activo líquido que resulte, conforme a los estados financieros aprobados por la asamblea extraordinaria.

ARTICULO 40o. FUNCIONES DEL LIQUIDADOR CON RESPECTO A ASAMBLEAS. Durante la liquidación se reunirá la asamblea, en los términos que previene el capítulo relativo a las asambleas generales de accionistas de estos estatutos, desempeñando respecto a ella el o los liquidadores, las funciones que en la vida normal de la sociedad corresponden al consejo de administración.

ARTICULO 41o. DISPOSICIONES GENERALES. En todo lo no previsto expresamente en estos estatutos, regirán las disposiciones de la Ley del Mercado de Valores y, en lo no previsto en dicha ley, lo señalado en la Ley General de Sociedades Mercantiles. Los términos utilizados en estos estatutos que se encuentren definidos en la Ley del Mercado de Valores, tendrán el significado que se les atribuye en dicho ordenamiento legal.